                                                                 Exhibit (9)(e)

                                  AMENDMENT NO. 2 TO
                        TRANSFER AGENCY AND SERVICES AGREEMENT


     This Amendment, dated as of April 1, 1998, is entered into by GALAXY FUND II (the "Fund"), FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG") and FLEET NATIONAL BANK (the "Administrator").

     WHEREAS, the Fund, FDISG and the Administrator entered into a Transfer Agency and Services Agreement dated as of June 1, 1997, as previously amended (as so amended, the "Agreement");

     WHEREAS, the Fund has entered into, or intends to enter into, agreements (the "Recordkeeping Agreements") with certain entities (the "Recordkeepers") whereby the Recordkeepers will provide administrative services and functions comprised of, but not limited to, certain recordkeeping, reporting and processing services for certain defined contribution and other employee benefit plans (the "Plans") that are shareholders of record of the Funds, which services include processing and transfer arrangements for the investment and reinvestment of Plan assets in the Funds;

     WHEREAS, the Fund, FDISG and the Administrator wish to amend certain provisions of the Agreement in order to support the Recordkeeping Agreements;

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

     1. Pursuant to Section 3.3 of the Agreement, the Fund hereby instructs FDISG to become a party to the Recordkeeping Agreements in order to compensate the Recordkeepers for the services provided under the Recordkeeping Agreements.

     2. Schedule B to the Agreement is hereby deleted in its entirety and is replaced with the attached Schedule B.

     3. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date and year first written above.


                                        GALAXY FUND II



                                        By
                                           -------------------------------------



                                        FIRST DATA INVESTOR SERVICES
                                          GROUP, INC.



                                        By
                                           -------------------------------------



                                        FLEET NATIONAL BANK



                                        By
                                           -------------------------------------

                                      SCHEDULE B


                                     FEE SCHEDULE



     For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, and the services to be rendered by FDISG to the Administrator under the Sub-Administration Agreement dated March 31, 1995, by and between FDISG and the Administrator, the Administrator will pay FDISG on the first business day of each month a fee for the previous month at the annual rate of 0.15% of the average daily net assets of the Fund. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.


     In addition, FDISG shall be entitled to receive reimbursement each month directly from the Fund for the following out-of-pocket expense: 1/12 of $21.00 for each participant's sub-account of one or more omnibus accounts in existence during all or part of such monthly period, each such omnibus account representing investments of assets contributed to a defined contribution or other employee benefit plan by or on behalf of more than one participant.